ENDORSEMENT APPLICABLE TO ROTH IRA CONTRACTS

In this Endorsement "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner. For purposes of this Endorsement, references to "Contract" also include "Certificate".

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as an individual retirement annuity contract, which meets the requirements of Section 408(b) of the Code. This Roth IRA Contract is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, applicable Sections of this Roth IRA Contract.

[APPLICABLE TO A TRUSTEE OR CUSTODIAL ROTH IRA OWNER] [If the Owner of this Roth IRA Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, this Roth IRA Contract is an annuity contract that may be used to fund an individual retirement account that meets the requirements of
Section 408(a) and 408A(b) of the Code.]

Your entire interest under this Contract is not forfeitable.

The provisions of this IRA Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

PART I - DEFINITIONS

1. ANNUITANT- The following is added at the end of the existing definition:

You must be both the Annuitant and the Owner, unless the Owner is a trustee or custodian of a Roth individual retirement account under Sections 408(a) and 408A(b) of the Code.

2. OWNER- The existing definition is replaced by the following:

 "Owner" means the individual shown on the Data Pages, who must also be the Annuitant. Joint Owners are not available under the Contract. The Owner of this Contract cannot be changed.

[APPLICABLE TO A TRUSTEE OR CUSTODIAL ROTH IRA OWNER] [Where the contract is purchased to fund a Roth individual retirement account under Sections 408(a) and 408A(b) of the Code, the Owner must be a trustee or custodian meeting the requirements of that Section and pertinent Regulations. The Annuitant must be the individual for whose benefit the individual retirement account is maintained. In such a case "you" and "your" refer to the Annuitant where required by context.]


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3. REQUIRED MINIMUM DISTRIBUTION PAYMENTS - This definition is added:

"Required Minimum Distribution Payments" means the payments from or with respect to this Contract which are required by Sections 408(b) and 401(a)(9) of the Code and are discussed in Item 8 of this Endorsement, "Required Minimum Distributions".

PART III - CONTRIBUTIONS AND ALLOCATIONS

4. LIMITS ON CONTRIBUTIONS - The following is added at the end of the existing
Section:

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

We indicate in the Data Pages and in this Item 4 any limits on the type, source or amount of Contributions we will accept. Your ability to make additional Contributions may also be limited as described in an optional Rider to your Roth IRA Contract. Except as otherwise indicated in this Item 4, an optional Rider, or the Data Pages, we will accept the following types of Contributions, discussed below, to this Roth IRA Contract: (i) "regular" Roth IRA contributions; (ii) rollover Contributions from another Roth IRA; (iii) "conversion" rollover contributions from a "traditional" IRA, also referred to as a "non-Roth IRA"; or another source of conversion rollover contributions as described below; or (iv) direct custodian-to custodian transfers from another Roth individual retirement account or another Roth individual annuity contract which meets the requirements of Sections 408 and 408A of the Code.

(a) Regular Roth IRA Contributions; Maximum Permissible Amount. Except in the case of a direct custodian-to-custodian transfer from another Roth IRA, a "qualified rollover contribution" or a "recharacterization" as defined below in this Item 4, the total of "regular" Roth IRA contributions to all your Roth IRAs for a taxable year does not exceed the "applicable amount" as defined below in this Item 4, or your "compensation" as defined below in this Item 4, if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the "applicable amount" or your "compensation" is referred to as a "regular" Roth IRA contribution. A "qualified rollover contribution" is a rollover contribution that meets the requirements of Section 408(d)(3) of the Code, except the one-rollover-per-year rule of Section 408(d)(3)(B) of the Code does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "traditional IRA", also referred to as a "non Roth IRA"). Contributions may be limited under paragraph (c) through paragraph (e) of this Item 4 below.


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(b) Regular Roth IRA Contributions; Applicable Amount. The applicable amount is determined under paragraph (b)(i) or (b)(ii) of this Item 4 below:

         (b)(i) If you are under age 50, the applicable amount is $4,000 for any taxable year beginning in 2005 through 2007 and $5,000 for any taxable year beginning in 2008 and years thereafter.

         (b)(ii) If you are 50 or older, the applicable amount is $5,000 for any taxable year beginning in 2006 through 2007 and $6,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the limits in paragraph (b)(i) and (b)(ii) of this Item 4 above will be adjusted by the Secretary of the Treasury for cost-of-living increases under
Section 219(b)(5)(C) of the Code. Such adjustments will be in multiples of $500.

         (c) Regular Roth IRA Contribution Limits Based on Modified Adjusted Gross Income. If paragraph (c)(i) and/or (c)(ii) of this Item 4 apply, the maximum regular contribution that can be made to all your Roth IRAs for a taxable year is the smaller amount determined under paragraph
         (c)(i) or (c)(ii) of this Item 4.

         (i) The maximum regular Roth IRA contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI," defined in paragraph (g) of this Section below) in accordance with the following table:


FILING STATUS    FULL CONTRIBUTION    PHASE-OUT RANGE      NO CONTRIBUTION
-------------    -----------------    ---------------      ---------------
                             Modified AGI

Single or Head   $95,000 or less     Between $95,000 and      $110,000 or more
of Household                         $110,000

Joint Return or  $150,000 or less    Between $150,00 and      $160,000 or more
Qualifying Widow(er)                 $160,000

Married -
Separate Return  $0                  Between $0 and $10,000   $10,000 or more

     If your modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 408A(c)(3) of the Code. Such adjustments will be in multiples of $1,000.


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         (ii) If you make regular contributions to both Roth and traditional
         IRAs for a taxable year, the maximum regular contribution that can be made to all your Roth IRAs for that taxable year is reduced by the regular contributions made to your traditional IRAs for the taxable year.

     (d) "Qualified Rollover" or "Conversion Rollover" Contribution Modified AGI Limit. A "qualified" rollover contribution is a rollover contribution of a distribution from an IRA that meets the requirements of Section 408(d)(3) of the Code, except the one-rollover-per-year rule of Section 408(d)(3) of the Code, does not apply if the rollover contribution is from a traditional IRA. For taxable years beginning after 2005, a qualified rollover contribution includes a rollover from a designated Roth account described in Section 402A of the Code, and for taxable years beginning after 2007, a qualified rollover contribution also includes a rollover from an eligible retirement plan described in Section 402e(c)(8)(B) of the Code.

     Income Limits on Certain Qualified Rollover Contributions: A "conversion rollover" from a traditional IRA (or another eligible retirement plan other than a Roth IRA or a designated Roth account) cannot be made to this Roth IRA Contract if, for the year the amount is distributed from the traditional IRA or other plan, (i) you are married and file a separate return, (ii) you are married and have "Modified Adjusted Gross Income" or "modified AGI" (described in Paragraph (g) of this Section below) in excess of $100,000 or (ii) you are married and together you and your spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year. For taxable years beginning after 2009, the income limits in this paragraph do not apply top qualified rollover contributions.

     (e) SIMPLE IRA Limits. No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Section 408(p) of the Code. Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date you first participated in that employer's SIMPLE IRA plan.

     (f) Recharacterization. A regular contribution to a traditional IRA may be recharacterized pursuant to the rules in Treasury Regulation Section 1.408A-5, or any successor Regulation, as a regular contribution to this IRA, subject to the limits in paragraph (c) of this Item 4 above.

     (g) Modified AGI. For purposes paragraphs (c) and (d) of this Item 4, an individual's modified AGI for a taxable year is defined in Section 408A(c)(3)(C)(i) of the Code and does not include any amount included in adjusted gross income as a result of a "conversion rollover" (a rollover from an eligible retirement plan other than a Roth IRA).


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     (h) Definition of Compensation for Purposes of Regular Roth IRA
     Contributions. For purposes of paragraph (a) of this Item 4 above, "compensation" is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in
     Section 401(c)(2) of the Code (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) of the Code shall be applied as if the term trade or business for purposes of Section 1402 of the Code included service described in Section 1402 (c)(6) of the Code. Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under Section 71 of the Code with respect to a divorce or separation instrument described in Section 71(b)(2)(A) of the Code. If you are married and file a joint Federal income tax return with your spouse, and if your spouse has greater compensation than you do, you may treat your spouse's compensation as your own compensation, but only to the extent that your spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a traditional IRA.

     (i) Other temporary rules. (1) An individual eligible to do so may make a repayment of a qualified reservist distribution described in Section 72(t)(2)(G) of the Code during the 2-year period beginning on the day after the end of the active duty period or by August 17, 2008, if later.

     (2) for purposes of determining the applicable amount of a regular Roth IRA contribution in paragraph (b)(i) of this item 4 above, if you were a participant in a Section 401(k) plan of a certain employer in bankruptcy described in Section 219(c)(5)(C) of the Code, then the applicable amount is increased by $3,000. This increase in the applicable amount applies only for the taxable years 2007, 2008 and 2009. If you make a larger regular contribution under this provision, you cannot make age 50 or older contributions under paragraph (b)(ii) of this Item 4 for the same taxable year.

PART VI - PAYMENT UPON DEATH

5.   BENEFICIARY:

The following sentence is added at the end of the second paragraph of the existing Section:


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Unless you specifically elect in writing otherwise, we will treat each
Beneficiary's share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

6. PAYMENT ON DEATH: The following is added at the end of the existing Section:

Payment upon death is subject to the "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code. See Item 8 of this Endorsement, "Annuity Benefits and Required Minimum Distributions".

Under either of the following two alternative circumstances, a Death Benefit payable as described in this Item 6 will not be distributed at your death before the Maturity Date and the coverage under this Contract will continue as described in paragraphs (1) or (2) below, whichever is applicable. Your death may terminate an optional benefit as described in a Rider to your Roth IRA Contract.

         [APPLICABLE TO A TRUSTEE OR CUSTODIAL IRA OWNER]

         [If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, in this Item 6 "you" refers to the Annuitant.]

(1) If you are married at the time of your death, and the only person named as your Beneficiary is your surviving spouse, and your surviving spouse elects the "Spousal Continuation" option under your Contract, then no Death Benefit will become payable until after your surviving spouse's death.

(2) If the "Beneficiary Continuation Option" described in Item 7 of this Endorsement is in effect.

         Terms Applicable to Spousal Continuation

         To elect Spousal Continuation your surviving spouse must be Age [85] or younger at the date of your death. Such election shall be made no later than the Payment Transaction Date.

         Upon your surviving spouse's election to continue the Contract, the Annuity Account Value of the Contract will be reset, as of the date we receive the Beneficiary Requirements described in the Section "Payment Upon Death", to equal the greater of (i) the Annuity Account Value or
         (ii) the Guaranteed Minimum Death Benefit. Any additional amount of Annuity Account Value will be allocated in accordance with the current allocation instructions on file.


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         [The effect of death on any optional rider for a single owner Contract with Spousal Continuation is shown under "Effect of Death on any Applicable Optional Rider" in Attachment A of this Endorsement.]

7.   BENEFICIARY CONTINUATION OPTION:  The following is added at the end of
Part 6 of the Contract:

Except as otherwise provided herein, this Item 7 will apply only if you die before the Maturity Date and a Death Benefit is payable. The Beneficiary named in this Contract must be an individual.

With the exception of the following paragraph, this Item7 does not apply to any Beneficiary which is not an individual, and that non-individual Beneficiary's portion of the Death Benefit described in the Section, "Payment Upon Death" is payable to the Beneficiary.

This Item 7 applies to a non-individual Beneficiary only if it is a "see-through trust". A see-through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust" described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the Beneficiary named in the "Beneficiary" Section of this Contract the individual used as the measuring life for calculating payments is the oldest beneficiary of such trust.

If this Item 7 applies and there is more than one Beneficiary, the Annuity Account Value (or if greater, the Guaranteed Minimum Death Benefit on the date we receive all Beneficiary Requirements) will be apportioned among your Beneficiaries as you designate pursuant to the "Beneficiary" Section of this Contract

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to Item 7 under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest under the Contract is a "Continuation Beneficiary". For any Beneficiary who does not timely elect to continue his or her portion of the interest under the Contract, we will pay in a single sum that Beneficiary's share of the Death Benefit pursuant to the, "Payment Upon Death" Section of this Contract.

     a. Each Continuation Beneficiary will automatically become the Owner as defined in the Contract with respect to that Continuation Beneficiary's portion of the interest in the Contract. If you have specifically elected under Item 5 of this Endorsement that we not separately account for each Beneficiary's portion of the interest in this Contract, the oldest Continuation Beneficiary will be the individual used as the measuring life for calculating payments for purposes of calculating the Required


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         Minimum Distribution payments in Item 8 of this Endorsement
         (Minimum Distribution Rules-Required Payments After Death).

     b. If the Annuity Account Value is less than the Guaranteed Minimum Death Benefit on the date we receive all Beneficiary Requirements, then we will reset such Annuity Account Value to equal such Guaranteed Minimum Death Benefit (plus the amount attributable to any optional enhanced Death Benefit rider), and the Continuation Beneficiary's share of the interest in this Contract will be determined after any such reset.

     c. The Continuation Beneficiary may transfer amounts among the Investment Options with respect to the Continuation Beneficiary's share of the interest in this Contract.

     d. The Continuation Beneficiary cannot make any additional Contributions to this Contract.

     e. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in this Contract will be made in accordance with requirements described in Item 8 (Minimum Distribution Rules-Required Payments After Death).

     f. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a Withdrawal Charge.

     g. Upon a Continuation Beneficiary's death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of Item 8 (Minimum Distribution Rules-Required Payments After Death).

     h. The Continuation Beneficiary may not assign his/her share of the interest in this Contract. This Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.


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PART VII - ANNUITY BENEFITS IS CHANGED TO "ANNUITY BENEFITS AND REQUIRED MINIMUM
DISTRIBUTIONS".

The following Section is added at the end of Part VI:

8. REQUIRED MINIMUM DISTRIBUTION RULES-REQUIRED PAYMENTS AFTER DEATH:

This Contract is subject to these "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code and the Treasury Regulations which apply.

No amount is required to be distributed prior to your death.

     (a) Notwithstanding any provision of this Contract to the contrary, the distribution of your interest in this Contract will be made in accordance with the requirements of Section 408(b)(3) of the Code, as modified by Section 408A(c)(5) of the Code, and the Regulations thereunder, the provisions of which are herein incorporated by reference.

         Prior to the date that the Contract is annuitized, distribution of your interest in this Contract (as determined under paragraph (c) of this Item 8 must satisfy the requirements of Code Section 408(a)(6), as modified by Code Section 408A(c)(5), and the Regulations thereunder.

     (b) Upon your death your entire interest in this Contract will be distributed at least as rapidly as follows:

                (1) If the designated Beneficiary is someone other than your surviving spouse, as described in the immediately following paragraph, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the Beneficiary may elect to the distribution of your entire interest, in accordance with paragraph (b)(3) of this Item 8 below.

                (2) If your sole designated Beneficiary is your surviving
                    spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over your surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest in accordance with paragraph (b)(3) of this Item 8 below. If your surviving spouse dies before these required distributions commence to him or her, the


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



                  remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over the remaining life expectancy of your surviving spouse's designated Beneficiary, determined using such Beneficiary's age as of his or her birthday in the year following the death of your surviving spouse. In the alternative, your surviving spouse's designated Beneficiary may elect to take distribution of your entire interest in accordance with paragraph (b)(3) of this Item 8 below. If your surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option under the Contract.

              (3) If there is no individual designated as Beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) of this
                  Item 8 above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving spouse's death in the case of your surviving spouse's death before distributions are required to begin under paragraph (b)(2) of this Item 8 above.

              (4) Life expectancy is determined using the Single Life Table in
                  Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to your surviving spouse as the sole designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to your surviving spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Item 8 and reduced by 1 for each subsequent year.

     (c) Your "entire interest" in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and, in addition to the dollar amount credited, the actuarial present value of any additional benefits that will be provided under this Roth IRA Contract, such as survivor benefits in excess of the dollar amount credited.

     (d) For purposes of paragraph (b)(2) of this Item 8 above, required distributions are considered to commence on the date distributions are required to begin to your surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation thereto, then required distributions are considered to commence on the annuity starting date.

     (e) If the designated Beneficiary is your surviving spouse, and the Spousal Continuation option described above in Item 6 is elected, or if this Contract is



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         issued as a Joint Life Contract, and the Successor Owner
         named in the Contract is also your spouse at death, distribution of your interest need not be made until after your surviving spouse's death.

PART VIII -CHARGES

10. WITHDRAWAL CHARGES - The following is added at the end of the existing
Section:

We reserve the right to waive the contingent Withdrawal Charge on the Required Minimum Distribution payments.

PART IX - GENERAL PROVISIONS

11. STATUTORY COMPLIANCE - The following is added at the end of the existing
Section:

If this Contract fails to qualify as an individual retirement annuity under
Section 408(b) of the Code, we will have the right to terminate this Contract. We may do so upon receipt of notice of such fact, before the Maturity Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to an individual retirement annuity which meets the terms of Sections 408(b) and 408A(b) of the Code.

However, we may also, at your request, transfer the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

12. REPORTS AND NOTICES - The following is added at the end of the existing
Section:

We will send you a report as of the end of each calendar year showing the status of this Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.

13. ASSIGNMENTS AND TRANSFERABILITY: The existing Section is replaced by the following:

You may not transfer this Contract.


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No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as security for an obligation.

AXA EQUITABLE LIFE INSURANCE COMPANY

/s/Christopher M. Condron                  /s/Karen Field Hazin
-------------------------                  -------------------------------------
Christopher M. Condron                     Karen Field Hazin, Vice President,
President and Chief Executive Officer      Secretary and Associate General
                                           Counsel


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



                                  ATTACHMENT A


[THE FOLLOWING TEXT WILL APPEAR ONLY FOR SINGLE OWNER CONTRACTS WHEN THE APPLICABLE OPTIONAL RIDER HAS BEEN ELECTED.]

Single Owner Contract if Spousal Continuation is elected:

         [APPLICABLE IF AN OPTIONAL GUARANTEED MINIMUM DEATH BENEFIT RIDER IS ELECTED]

[Effect of Death on the Guaranteed Minimum Death Benefit ("GMDB") Rider

         If the surviving spouse is age [75/80] or younger on the date of death of the original Owner, and the Owner was age [84] or younger at death, a GMDB that by its terms accumulates to Owner age [85] will instead accumulate to age [85] of the surviving spouse.

         If the surviving spouse is age [75/80] or younger on the date of death of original Owner and the Owner was [85] or older at death, we will reinstate the GMDB you elected. The GMDB will continue to grow according to its terms until the Contract Date Anniversary following the date the surviving spouse reaches age [85].

         If the surviving spouse is age [76/81] or over on the date of the Owner's death, the optional GMDB elected by the original Owner and its charge will be discontinued.

         If the optional GMDB continues, the GMDB/Guaranteed Minimum Income Benefit roll up benefit base reset, if applicable, will be based on the surviving spouse's age. The next available reset will be based on the contract issue date or last reset, as applicable.]

         [APPLICABLE ONLY IF THE OPTIONAL EARNINGS ENHANCEMENT BENEFIT DEATH BENEFIT RIDER IS ELECTED]

         [EFFECT OF DEATH ON THE EARNINGS ENHANCEMENT BENEFIT DEATH BENEFIT
         RIDER

         The Earnings Enhancement Benefit Death Benefit Increment accrued as of the date we receive due proof of the original Owner's death will be added to the Annuity Account Value (in addition to any amount of accrued GMDB that is added). If the surviving spouse is age [76] or older on the date of the Owner's death, the benefit does not remain in effect and the Earnings Enhancement Benefit Death Benefit charge no longer applies. If the Death Benefit is payable under the Contract, the Earnings Enhancement Benefit Death Benefit will also be paid in accordance with its terms. If the surviving spouse elects to continue the Contract and become the sole Owner and is age [75] or younger on the date of the original Owner's death, then the Earnings Enhancement Benefit Death Benefit rider will remain in effect in accordance with its terms and the following:

         The surviving spouse's age at the Owner's date of death will determine the Earnings Enhancement Benefit Death Benefit Increment applicable upon the surviving spouse's death. The Earnings Enhancement Benefit Death Benefit Increment is then frozen on the Contract Date Anniversary following the surviving spouse's [80]th birthday.


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         If the Earnings Enhancement Benefit Death Benefit Increment had been frozen because the Owner had attained age [80], we will restore the benefit if the surviving spouse is age [75] or younger as of the date of the Owner's death.

         The total amount of the new Annuity Account Value, including any amounts added because of the GMDB and the Earnings Enhancement Benefit Death Benefit Increment will be the new Earnings Enhancement Benefit Contributions under the Earnings Enhancement Benefit Death Benefit Rider for purposes of the Earnings Enhancement Benefit Death Benefit Increment payable upon the surviving spouse's death.]

         [APPLICABLE ONLY IF THE OPTIONAL GUARANTEED MINIMUM INCOME BENEFIT IS ELECTED]

     [EFFECT OF DEATH ON THE GUARANTEED MINIMUM INCOME BENEFIT ("GMIB") RIDER

         The GMIB features on the Contract Date are based on the original Owner's age. If the Owner dies and the surviving spouse elects to become sole Owner in accordance with the provisions of this benefit, and is age [84] or younger at the time the Owner died, the GMIB crediting continues until the Contract Date Anniversary following the surviving spouse's [85]th birthday unless the benefit cannot be continued as described below. If the rider had terminated and GMIB crediting had stopped due to the Owner having attained age [85], we do not reinstate GMIB crediting for the surviving spouse and the GMIB charge no longer applies.

         The age and Contract Date Anniversary limitations applicable to exercise of GMIB are based on (i) the surviving spouse's age at the Owner's date of death and (ii) the original Contract Date. If the Owner dies and the surviving spouse is age [85] or older or will be over age [85] before the first GMIB exercise date, the benefit does not remain in effect and the charge no longer applies.]

         [APPLICABLE ONLY IF THE OPTIONAL PRINCIPAL GUARANTEE BENEFIT ("PGB") IS ELECTED]
         [EFFECT OF DEATH ON PRINCIPAL GUARANTEE BENEFIT ("PGB")

         Upon the death of the Owner, the Principal Guarantee Benefit continues and is based on the same Benefit Maturity Date and Guaranteed Minimum Value.]


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